EXHIBIT 10.7
Director Compensation Summary
Assured Guaranty Ltd. currently pays our non-executive directors a retainer of $265,000 for each annual term. At least $145,000 of such retainer must be paid in restricted shares and the remainder is paid in cash, provided that a director may elect to receive in restricted shares up to 100% of his or her retainer (plus the additional fees described below for chairing the Board or being a member or chair of a board committee).
In addition to the retainer described above, for each annual term:

•The chair of the Board is entitled to a $225,000 fee;
•The chairs of the Audit Committee and the Compensation Committee are each entitled to a $40,000 fee;
•The chairs of the Environmental and Social Responsibility Committee, the Finance Committee, the Nominating and Governance Committee, and the Risk Oversight Committee are each entitled to a $30,000 fee; and
•The members (but not the chairs) of the Audit Committee, the Compensation Committee, the Environmental and Social Responsibility Committee, the Finance Committee, the Nominating and Governance Committee, and the Risk Oversight Committee are each entitled to a $15,000 fee.
Neither the chair nor the members of the Executive Committee are entitled to any fees for serving on such committee.
The chair of the Board has elected to waive receiving any fees for serving as a member or chair of a board committee.
Assured Guaranty Ltd. generally will not pay a fee for attending a Board or board committee meeting, but the Chair of the Board has discretion to pay attendance fees of $2,000 in cash for extraordinary or special meetings.

The restricted shares received by our non-executive directors as compensation vest on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the shares. However, if, prior to such vesting date, either (i) a change in control (as defined in the Assured Guaranty Ltd. 2024 Long-Term Incentive Plan) of Assured Guaranty Ltd. occurs before the director terminates service on the Board or (ii) the director terminates service on the Board as a result of such director's death or disability, then the restricted shares will vest on the date of such change in control or the date of the director's termination of service, whichever is applicable. Grants of restricted shares receive cash dividends and have voting rights.
Our non-executive directors may not dispose of any shares acquired as compensation unless that director is in compliance with our Director Share Ownership Guideline, which requires that a non-executive director own, at a minimum, common shares with a market value of at least $600,000 (which is five times the maximum cash portion of the retainer) before being permitted to dispose of any shares acquired as compensation. Vested restricted shares and purchased shares count toward the Director Share Ownership Guideline.
May 2024